Exhibit 6.2

FORM OF

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is dated as of ___________________________, and is by and between Basil Street Cafe, Inc., a Delaware corporation (the “Company”) and the indemnitee identified on the signature page hereto (the “Indemnitee”).

RECITALS

A.          The Company (i) desires to attract and retain highly qualified individuals, such as Indemnitee, to serve the Company and, in part, in order to induce Indemnitee to be involved with the Company and (ii) wishes to provide for the indemnification and advancing of expenses to Indemnitee to the maximum extent permitted by law.

B.          In view of the considerations set forth above, the Company desires that Indemnitee be indemnified by the Company as set forth herein.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1.           Indemnification.

(a)          Indemnification of Expenses.  The Company shall indemnify and hold harmless Indemnitee (including Indemnitee’s agents and spouse, as applicable) and each person who controls any of them or who may be liable within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee reasonably believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a “Claim”) by reason of (or arising in part or in whole out of) any event or occurrence arising from the fact that Indemnitee is or was or may be deemed a manager, director, officer, employee, controlling person, agent or fiduciary of the Company, or any subsidiary of the Company, or had the power or authority to designate one or more stockholders to the Company’s Board of Directors or any Company subsidiary’s governing body, or is or was or may be deemed to be serving at the request of the Company as a manager, director, officer, employee, controlling person, agent or fiduciary of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity including, without limitation, any and all losses, claims, damages, expenses and liabilities, joint or several (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or any claim asserted) under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise or which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto or as a direct or indirect result of any Claim made by any stockholder of the Company against Indemnitee and arising out of or related to any round of financing of the Company (including, but not limited to, Claims regarding non-participation, or non-pro rata participation, in such round by such stockholder), or made by a third party against Indemnitee based on any misstatement or omission of a material fact by the Company in violation of any duty of disclosure imposed on the Company by federal or state securities or common laws (hereinafter an “Indemnification Event”) against any and all expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations incurred in connection with investigating, defending a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if, and only if, such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) of such Claim and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter “Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses but in all such cases, only if Indemnitee acted in a manner not resulting in the applicability of any of the limitations set forth in Section 8 and, in the case of a criminal proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.  Such payment of Expenses shall be made by the Company as soon as practicable but in any event no later than ten (10) days after written demand by the Indemnitee therefor is presented to the Company.

(b)          Reviewing Party.  Notwithstanding the foregoing, (i) the obligations of the Company under Section 1(a) shall be subject to the condition that the Reviewing Party (as described in Section 10(e) hereof) shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 1(e) hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) Indemnitee acknowledges and agrees that the obligation of the Company to make an advance payment of Expenses to Indemnitee pursuant to Section 2(a) (an “Expense Advance”) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (and this Agreement shall be considered an undertaking with respect thereto); provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).  Indemnitee’s obligation to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged thereon.  If there has not been a Change Event (as defined below), the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change Event, the Reviewing Party shall be the Independent Legal Counsel referred to in Section 1(e) hereof.  If there has been no determination by the Reviewing Party within thirty (30) days after receipt by the Company of the request therefore, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee, subject to Section 8, shall be entitled to such indemnification.  Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(c)          Contribution.  If the indemnification provided for in Section 1(a) above for any reason is held by a court of competent jurisdiction to be unavailable to Indemnitee in respect of any losses, claims, damages, expenses or liabilities referred to therein, then the Company, in lieu of indemnifying Indemnitee thereunder, shall contribute to the amount paid or payable by Indemnitee as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Indemnitee, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Indemnitee in connection with the action or inaction which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations.  In connection with any registration of the Company’s securities, the relative benefits received by the Company and the Indemnitee shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Indemnitee, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered.  The relative fault of the Company and the Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 1(c) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  In connection with any registration of the Company’s securities, in no event shall Indemnitee be required to contribute any amount under this Section 1(c) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by Indemnitee or (ii) the proceeds received by Indemnitee from its sale of securities under such registration statement.  No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

Notwithstanding the foregoing, the contribution contemplated by this Section 1(c) shall not be available in any case of, and to the extent of, any of the limitations set forth in Section 8 hereof.

(d)         Survival Regardless of Investigation.  The indemnification and contribution provided for in this Section 1 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitee or any of Indemnitee’s employees, agents, controlling persons or such controlling person’s officers, directors, employees or agents.

(e)         Change Event.  The Company agrees that if there is a Change Event then, with respect to all matters thereafter arising concerning the rights of Indemnitee to payments of Expenses under either this Agreement, the First Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) or any other agreement between the Company and Indemnitee, Independent Legal Counsel (as defined in Section 10(d) hereof) shall be selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld).  Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law.  The Company agrees to abide by such opinion and to pay the reasonable fees and expenses of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all fees, expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto (unless it is ultimately determined that the Indemnitee is not entitled to the payment of Expenses due to the applicability of any of the limitations set forth in Section 8 hereof, in which case the Indemnitee shall be responsible for all such amounts subject to such limitations).

(f)        Mandatory Payment of Expenses.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in the defense of any action, suit, proceeding, inquiry or investigation referred to in Section 1(a) hereof or in the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection herewith.

2.           Expenses; Indemnification Procedure.

(a)        Advancement of Expenses.  The Company shall advance all Expenses incurred by Indemnitee, but only if the Indemnitee acted in a manner not resulting in the applicability of any of the limitations set forth in Section 8 hereof.  The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable but in any event no later than ten (10) days after written demand by Indemnitee therefor to the Company.

(b)       Notice/Cooperation by Indemnitee.  Indemnitee shall give the Company notice as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement.  Notice to the Company shall be directed to the Chief Executive Officer of the Company based on such contact information for the Company on record with Indemnitee.

(c)        No Presumptions; Burden of Proof.  For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.  In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.  In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d)          Notice to Insurers.  If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 2(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt written notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in each of the policies.  The Company shall use commercially reasonable efforts to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

(e)          Selection of Counsel.  In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, the Company shall be entitled to assume the defense of such Claim, with counsel reasonably approved by the Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so.  After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim; provided that, (i) the Indemnitee shall have the right to employ Indemnitee’s counsel in any such Claim at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.  In the event the Company has assumed the defense of a Claim pursuant to this Section 2(e), the Company may not settle, adjust or compromise such Claim without the consent of Indemnitee (it being understood that if the Company requests that Indemnitee consent to a settlement, adjustment or compromise, Indemnitee shall not unreasonably withhold or delay such consent); provided, however, that no such consent shall be required if: (x) there is no finding or admission of (1) any violation of law, statute, rule, order or other legal requirement or (2) any wrongdoing or misconduct, in each case by or on behalf of Indemnitee; (y) Indemnitee is fully and unconditionally released from liability with respect to such Claim, without prejudice; and (z) as a result of such settlement, adjustment or compromise, no injunctive or other equitable relief will be imposed against Indemnitee.

3.            Additional Indemnification Rights; Nonexclusivity.

(a)         Scope.  The Company hereby agrees to indemnify Indemnitee as provided for in this Agreement to the fullest extent permitted by law for actions taken by Indemnitee by or on behalf of the Company (or any subsidiary of the Company) in his or her capacity as a manager, director, officer, employee, controlling person, agent or fiduciary of the Company (or any subsidiary of the Company), even if such indemnification is not specifically authorized by the other provisions of this Agreement, the Certificate, any other agreement or by statute.  In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer, stockholder, employee, controlling person, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change.  In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 8(a) hereof.

(b)         Nonexclusivity.  Notwithstanding anything in this Agreement, the indemnification provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Certificate, any other agreement, any vote of stockholders or disinterested managers, the laws of the State of Delaware, or otherwise (all of the foregoing, collectively, “Other Indemnification Rights”); provided that in no event shall the availability of, and the rights to indemnification pursuant to, the Other Indemnification Rights be modified, reduced, subordinated or otherwise compromised by this Agreement and the rights to indemnification hereunder and enforcement of any Other Indemnification Rights in preference of this Agreement or vice versa, or (to the extent not in conflict) simultaneously shall be in Indemnitee’s sole discretion.  Notwithstanding anything in this Agreement, the indemnification provided under this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though the Indemnitee may have ceased to serve in such capacity and such indemnification shall inure to the benefit of Indemnitee from and after Indemnitee’s first day of service as a director with the Company or affiliation with a director from and after the date such director commences services as a director with the Company.

(c)          Primacy of Indemnification.  The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by either the stockholder of the Company entitled to appoint Indemnitee to the Company’s Board of Directors or certain of such stockholder’s affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the Certificate or any other agreement between the Company and Indemnitee, without regard to any rights Indemnitee may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.  The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 3(c).

4.           No Duplication of Payments.  Except as provided in Section 3(c), the Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, the Certificate, or otherwise) of the amounts otherwise indemnifiable hereunder.

5.          Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for any portion of Expenses incurred in connection with any Claim, but not for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

6.          Mutual Acknowledgement.  The Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its managers, officers, employees, controlling persons, agents or fiduciaries under this Agreement or otherwise.

7.         Liability Insurance.  To the extent the Company maintains liability insurance applicable to managers, directors, officers, employees, control persons, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director, or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, controlling persons, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, agent, control person, or fiduciary.

8.        Exceptions.  Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)         Claims Under Section 16(b).  To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Exchange Act or any similar successor statute;

(b)          Unlawful Indemnification.  To indemnify Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful, including, without limitation, where the matter for which indemnification is being sought arose from any actions taken or not taken by Indemnitee in bad faith;

(c)          Fraud.  To indemnify Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that the Indemnitee has committed fraud on the Company; or

(d)          Insurance.  To indemnify Indemnitee for which payment is actually and fully made to Indemnitee under any insurance policy.

9.         Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five (5) year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

10.         Construction of Certain Phrases.

(a)          For purposes of this Agreement, references to “Change Event” shall include (i) a transaction that is a “Deemed Liquidation Event” (as defined in the Certificate), (ii) the sale, in a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act, of shares of common stock of either the Company or a successor thereto incorporated for the purposes of such offering, following which such shares will be listed or quoted on any national securities exchange, or (iii) any voluntary liquidation, dissolution or winding up of the Company.

(b)        For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was or may be deemed a manager, director, officer, employee, agent, control person, or fiduciary of such constituent entity, or is or was or may be deemed to be serving at the request of such constituent entity as a manager, director, officer, employee, control person, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving entity as Indemnitee would have with respect to such constituent entity if its separate existence had continued.

(c)         For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such manager, director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(d)          For purposes of this Agreement, “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 1(e) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three (3) years (other than with respect to matters concerning the right of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(e)          For purposes of this Agreement, a “Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

11.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12.        Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  This Agreement shall continue in effect with respect to Claims relating to Indemnifiable Events regardless of whether Indemnitee continues to serve as a manager, director, officer, employee, agent, controlling person, or fiduciary of the Company or of any other enterprise, including subsidiaries of the Company, at the Company’s request.

13.        Attorneys’ Fees.  In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, the Indemnitee shall be entitled to be paid all Expenses incurred by the Indemnitee with respect to such action, regardless of whether the Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, a court of competent jurisdiction over such action determines that each of the material assertions made by the Indemnitee as a basis for such action was not made in good faith or was frivolous.  In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, the Indemnitee shall be entitled to be paid all Expenses incurred by the Indemnitee in defense of such action (including reasonable costs and expenses incurred with respect to the Indemnitee counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, a court having jurisdiction over such action determines that Indemnitee’s material defenses to such action was made in bad faith or was frivolous.

14.         Notice.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) on the day of delivery by facsimile transmission or electronic mail, and shall be addressed if to Indemnitee, at Indemnitee’s contact information as set forth beneath the Indemnitee’s signature to this Agreement and if to the Company at the contact information on record with Indemnitee or based on such other contact information as such party may designate by ten (10) days’ advance written notice to the other party hereto.

15.          Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

16.        Choice of Law.  This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents, entered into and to be performed entirely within the State of Delaware, without regard to the conflict of laws principles thereof.

17.         Subrogation.  Except as provided in Section 3(c), in the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

18.        Amendment and Termination.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by the parties to be bound thereby.  Any waiver of the provisions hereunder shall be effective only if in writing and signed by the party against whom such waiver to be charged.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19.         Integration and Entire Agreement.  This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

BASIL STREET CAFE, INC.,
a Delaware corporation

By:
Name:
Title:

INDEMNITEE:

Address:

E-mail: